Exhibit 10.1
CASH INCENTIVE AWARD NOTICE
Cash Incentive Award Notice under the UAL Corporation 2008 Incentive Compensation Plan, dated as of «Award Date», between UAL Corporation, a Delaware Corporation (the “Company”), and «Name».
This Cash Incentive Award Notice (this “Award Notice”) sets forth the terms and conditions of a long-term cash incentive award (the “Cash Award”), that is subject to vesting and other terms and conditions as specified herein and that is granted to you under the UAL Corporation 2008 Incentive Compensation Plan (the “Plan”).
SECTION 1. The Plan. This Cash Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan or the UAL Corporation 2009 Annual Incentive Plan (the “AIP”), as applicable.
SECTION 3. Calculation, Vesting and Payment of Cash Award.
(a) Calculation of Cash Award. (i) Your target Cash Award (the “Target Cash Award”) is $_____  and is based on the _____  period beginning «Start Date» and ending «End Date» (the “Performance Period”). Subject to the terms of this Award Notice, for each year during the Performance Period, you will be credited with an amount (each such credited amount, an “Annual Cash Award Credit”) equal to  _____  of the Target Cash Award multiplied by the level of the Company’s achievement of the applicable Performance Goals under the AIP for such year. Subject to the terms of this Award Notice, the amount of the Cash Award that will be paid to you will equal the sum of the Annual Cash Award Credits credited during the Performance Period. Notwithstanding the foregoing, you will not be credited with an Annual Cash Award Credit for any year during the Performance Period if the Company does not achieve the Minimum Financial Performance Trigger under the AIP for such year.

(ii) Your Annual Cash Award Credit for each year during the Performance Period shall be determined pursuant to the following chart:

		Threshold		Maximum
	Threshold	Level (50%		Level (200%
	Level not	of Target	Target	of Target
	achieved	Level)	Level	Level)
Annual Cash Award Credit	0	$	$	$
(iii) In event the Company’s level of achievement of the Performance Goals is between Threshold Level and Target Level or Target Level and Maximum Level for any year during the Performance Period, your Annual Cash Award Credit will be determined by linear interpolation.
(b) Vesting of Cash Award. (i) Subject to the terms of this Award Notice, the Cash Award will vest 100% on «Vesting Date», or such earlier date as provided in Section (3)(b)(iii) or 3(b)(iv) of this Award Notice (the “Vesting Date”).
(ii) In the event you incur a Termination of Employment during the Performance Period other than as a result of death or Disability, you will forfeit all rights to the Cash Award (including any Annual Cash Award Credits) effective immediately upon such Termination of Employment, unless otherwise determined by the Committee.
(iii) In the event you incur a Termination of Employment during the Performance Period as a result of death or Disability, your Cash Award will vest immediately upon such Termination of Employment. Your Cash Award will be paid out at the Target Level on a prorated basis based on the number of days elapsed from the beginning of the Performance Period up to and including the date of the Termination of Employment.
(iv) In the event of a Change in Control during the Performance Period, if the Cash Award has not been forfeited, your Cash Award will vest immediately upon such Change in Control. Your Cash Award will be paid out at the Target Level on a prorated basis based on the number of days elapsed from the beginning of the Performance Period up to and including the date of the Change in Control.
(c) Payment of Cash Award. The Company shall, subject to Section 3(b) and Section 4, pay the Cash Award in a lump sum as soon as practicable following the Vesting Date, but in no event later than March 15 of the calendar year following the Vesting Date.

SECTION 4. Withholding and Consents. (a) Withholding. The Company may deduct and withhold from the payment of the Cash Award such Federal, state, local foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
(b) Consents. Your rights in respect of the Cash Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 5. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 6. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.
SECTION 7. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the Cash Award shall be subject to the provisions of Section 7(c) of the Plan).
IN WITNESS WHEREOF, the Company has duly executed this Award Notice as of the date first written above.

UAL CORPORATION,
By:
	Name:	Glenn F. Tilton
	Title:	Chairman, President & CEO

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